UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
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BRT APARTMENTS CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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BRT APARTMENTS CORP.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
(516) 466-3100
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 9, 2021
The annual meeting of stockholders of BRT Apartments Corp., a Maryland corporation, will be held on Wednesday, June 9, 2021, at 9:00 a.m., local time, to consider and vote on the following matters:
1.	The election of three Class I Directors, each to serve until the 2024 Annual Meeting of Stockholders and until his successor is duly elected and qualifies;
2.	A proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021; and
3.	Any other business properly brought before the meeting.
The Board of Directors recommends that you vote “FOR” the election of each of the nominees listed in the accompanying proxy statement and “FOR” proposal 2.
Holders of record of our common stock at the close of business on April 21, 2021 are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.
It is important that your shares be represented and voted at the meeting. To assure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it in the enclosed prepaid envelope, whether or not you plan to attend the meeting. Most stockholders can also vote by telephone or via the internet. Telephone and internet voting information is provided on the accompanying proxy card. Your proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the meeting.
By order of the Board of Directors

S. Asher Gaffney

Secretary
Great Neck, New York
April 26, 2021

BRT APARTMENTS CORP.
PROXY STATEMENT
GENERAL
Our Board of Directors is furnishing you with this proxy statement to solicit proxies on its behalf to be voted at the 2021 annual meeting of stockholders of BRT Apartments Corp. The meeting will be at our offices, 60 Cutter Mill Road, Suite 303, Great Neck, New York, at 9:00 a.m., local time, on Wednesday, June 9, 2021. The proxies will be voted at the meeting and at any adjournments or postponements. All properly executed proxy cards, and all properly completed proxies submitted by telephone or by the internet, that are delivered pursuant to this solicitation, will be voted at the meeting in accordance with your directions, unless the proxy is properly revoked before the meeting.
In this proxy statement, we refer to BRT Apartments Corp. as “BRT,” “we,” “our,” “us,” “our company,” to our Board of Directors as the “board of directors” or “board”, and to our shares of common stock as “common stock” or “shares.” Our telephone number is (516) 466-3100.
QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING
What is the purpose of the annual meeting?
At our annual meeting, stockholders will consider and vote on the following matters:
•	the election of three directors to hold office until the 2024 annual meeting and until their respective successors are duly elected and qualify;
•	ratification of the appointment of Ernst &Young LLP, or E&Y, as our independent registered public accounting firm for the year ending December 31, 2021; and
•	such other matters as may properly come before the meeting.
The persons named as proxies will vote in their discretion on any other matter properly brought before the annual meeting.
How does the Board recommend I vote at the Annual Meeting?
Our Board recommends that you vote:
•
“FOR” the election of each of Alan H. Ginsburg, Jeffrey A. Gould and Jonathan H. Simon, each to hold office until the 2024 annual meeting and until their respective successors are duly elected and qualify; and

•	“FOR” the proposal to ratify the appointment of E&Y as our independent registered public accounting firm for the year ending December 31, 2021.
Who is entitled to vote?
We are mailing this proxy statement on or about April 29, 2021 to holders of record of our common stock as of the close of business on April 21, 2021, which we refer to as the “record date”. The record date was established by our board. Stockholders as of the close of business on the record date are entitled to notice of and to vote their shares at the meeting. Each outstanding share of common stock entitles the holder to cast one vote. Shares of our common stock constitute our only outstanding class of voting securities and will vote as a single class on all matters to be considered at the annual meeting.
What constitutes a quorum?
A quorum is the presence in person or by proxy of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting on any matter. On the record date, there were 17,582,975 shares of common stock outstanding and entitled to vote. In order to carry on the business at the meeting, holders of a majority of our outstanding shares must be present in person or by proxy. This means that at least 8,791,488 shares of common stock must be present at the meeting, either in person or by proxy, to constitute a quorum. Generally, action cannot be taken at the meeting unless a quorum is present.
Abstentions and brokers non-votes, as described herein, will be considered present for the purpose of determining the presence of a quorum.
How do I vote?
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Co., LLC, you are considered the stockholder of record with respect to those shares and the proxy card was sent directly to you by the transfer agent. In that case, you may instruct the proxy holders named in the proxy card how to vote your shares of common stock in one of the following ways:
•	Vote online. You may vote www.voteproxy.com online at vote online, you must have your control number provided in the proxy card.
•	Vote by telephone. You may vote by telephone by calling 1-800-PROXIES (1-800-776-9437). To vote by telephone, you must have the control number provided in your proxy card.
•	Vote by regular mail. If you would like to vote by mail, please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.
•	Vote by attending the meeting in person.
Proxies submitted over the internet, by telephone or by mail must be received by 11:59 p.m. New York City time, on June 8, 2021. If you vote by telephone or via the internet, it is not necessary to return your proxy card.
If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization (collectively, an “Agent”), then you are the beneficial owner of shares held in “street name,” and a voting instruction form was forwarded to you by your Agent. As a beneficial owner, you have the right to instruct your Agent on how to vote the shares held in your account. You should instruct your Agent how to vote your shares by following the voting instructions provided by the Agent. If you wish to vote in person at the annual meeting, you must obtain a legal proxy from your Agent.
How will my shares be voted?
If you are a stockholder of record as of the close of business on the record date and you do not mark any selections but return the signed proxy card, your shares will be voted by the proxies named on the proxy card “FOR” each of Alan H. Ginsburg, Jeffrey A. Gould and Jonathan H. Simon and “FOR” the proposal to ratify the appointment of E&Y as our independent registered public accounting firm for the year ending December 31, 2021. If you are a stockholder of record as of the close of business on the record date and you return the signed proxy card, the proxy holders may vote in their discretion with respect to any other matters that properly come before the meeting. If any nominee named in this proxy statement is unwilling or unable to serve as a director, our board may nominate another individual for election as a director at the annual meeting, and the persons named as proxy holders will vote “FOR” the election of any substitute nominee.
If you are a stockholder of record as of the close of business on the record date and you wish to name as a proxy someone other than the proxies named on the proxy card, you may do so by crossing out the name of the designated proxies and inserting the name of another person. In that case, it will be necessary to sign the proxy card and deliver it to the person so named and for the person so named to be present at and vote at the meeting with the properly executed and marked proxy card. Proxy cards so marked should not be mailed to us or to American Stock Transfer and Trust Company, LLC.
If my shares are held in “street name” by my Agent, will the Agent vote my shares without specific instructions from me?
Not in most circumstances. In the absence of your voting instructions, your Agent may only vote your shares in its discretion on “routine matters” and your Agent may not vote your shares on proposals that are not “routine.” We believe that the proposal to ratify the selection of E&Y is a routine matter on which your Agent can vote on your behalf if you do not furnish voting instructions. All of the other proposals may be considered non-routine matters so your Agent may not be entitled to vote your shares on these proposals without your instructions. A broker non-vote occurs when an Agent does not vote on a particular proposal because the Agent does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner. If you hold your shares in street name and do not give your Agent specific voting instructions on the election of directors, your shares will not be voted on those items, and a broker non-vote will occur. If your shares are held in “street name” by your Agent, you should follow the directions provided by your Agent in order to instruct them to how to vote your shares.
Is my vote important?
If you do not submit a proxy or vote in person at the annual meeting, it may be more difficult for us to obtain the necessary quorum to hold the annual meeting.
How many votes are needed to approve each of the proposals assuming that a quorum is present at the annual meeting?
The affirmative vote of a majority of the total votes cast “for” and “against” as to a nominee is required for the election of such nominee as director. Abstentions, if any, and broker non-votes, will not be counted as votes cast and will have no effect on the results of the election of any director.
The affirmative vote of a majority of all of the votes cast on the proposal is required for approval of the proposal relating to the ratification of the selection of E&Y. For purpose of such vote, abstentions will not be counted as votes cast and will have no effect on the results of the vote. Agents are not prohibited from voting shares held in street name in their discretion on this proposal, and we do not expect to receive any broker non-votes on this proposal.
Who will count the vote?
A representative of our transfer agent, American Stock Transfer and Trust Company, LLC, or another person designated by or at the direction of our board, will tabulate the votes and act as inspector of elections.
Can I revoke my proxy before it is exercised?
If you hold stock directly in your name, you can revoke your proxy at any time before it is voted at the annual meeting by filing a written revocation with our Office of the Corporate Secretary, or delivering to American Stock Transfer and Trust Company, LLC a properly executed proxy bearing a later date. You may also revoke your proxy with a timely and valid later telephone or Internet vote or by attending the meeting and voting in person. If not so revoked, the shares represented by such proxy will be voted.
If your shares are held in the name of an Agent, you must contact the Agent and comply with its procedures if you want to revoke or change the instructions that you previously provided to the Agent. Attendance at the meeting will not by itself automatically revoke a previously granted proxy.
Who is soliciting my vote and who pays the cost?
We are soliciting proxies and will pay the entire cost of soliciting proxies, including preparing and mailing this proxy statement. In addition to the solicitation of proxies by mail and through our and our affiliates full-time and part-time employees, we will request Agents and other stockholders of record to forward copies of the proxy statement and other soliciting materials to persons for whom they hold shares and to request instruction on how to vote the shares. We will reimburse such record holders for their reasonable out-of-pocket expenses in forwarding proxies and proxy materials to stockholders. We have retained DF King for a fee of $6,000 and the reimbursement of certain expenses, to aid in the solicitation of proxies from our stockholders. To the extent necessary in order to ensure sufficient representation at the meeting, we or our proxy solicitor may solicit the return of proxies by personal interview, mail, telephone, facsimile, Internet or other means of communication or electronic transmission. The extent to which this will be necessary depends upon how promptly proxies are returned. We urge you to send in your proxy without delay.
What is householding?
Stockholders who share the same address and last name may receive only one copy of the proxy materials unless we, in the case of stockholders of record, or such stockholder’s broker, bank or nominee, in the case of stockholders whose shares are held in street name, receive contrary instructions. This practice, known as “householding,” is designed to reduce printing and mailing costs. Stockholders desiring to discontinue householding and receive a separate copy of the proxy materials, may (1) if their shares are held in street name, notify their broker, bank or nominee or (2) if they are stockholders of record, direct a written request to: BRT Apartments Corp., 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, Attn: Office of the Corporate Secretary.
When are stockholder proposals due for the 2022 annual meeting?
We expect that our annual meeting of stockholders for the year ending December 31, 2021 will be held in June 2022.
Our bylaws require that we be given advance written notice of nominations for election to our board and other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy materials in accordance with Rule 14a-8(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Office of the Corporate Secretary must receive such notice, as well as the information and other materials required by our bylaws, at our principal executive office not later than 5:00 PM, Eastern Time, on December 30, 2021 and no earlier than November 30, 2021 for matters or nominations to be properly presented at the 2022 annual meeting of our stockholders.
Stockholders who wish to have proposals considered for inclusion in the proxy statement and form of proxy for our 2022 annual meeting pursuant to Rule 14a-8 under the Exchange Act must cause their proposals to be received in writing by the Office of the Corporate Secretary at the address set forth on the cover page of this proxy statement no later than November 30, 2021. Any proposal should be addressed to the Office of the Corporate Secretary and may be included in next year’s proxy materials for our 2022 annual meeting of stockholders only if such proposal complies with the rules and regulations promulgated by the Securities and Exchange Commission, which we refer to as the “SEC.” We are not required to include in our proxy statement or our proxy card relating to any annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC.
What other information about us is available?
Stockholders can call (516) 466-3100 or write to us at 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, Attention: Office of the Corporate Secretary, to request a copy of our Annual Report on Form 10-K. This and other important information about us is also available on our web site which is located at www.brtapartments.com. Our Annual Report to Stockholders for 2020 accompanies this proxy statement.

GOVERNANCE OF OUR COMPANY
General
Our business, property and affairs are managed by or under the direction of our board and its committees. Directors are kept informed about our business through discussions with our chairman, our Chief executive officer and our other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. During 2020, the board held six meetings, and each director attended at least 75% of the aggregate number of meetings of the board and all committees on which such director served during such periods. We typically schedule a board meeting in conjunction with our annual meeting of stockholders and encourage our directors to attend such meeting in person—due to the COVID-19 pandemic and the requirements for social distancing, 30% of our directors attended our 2020 annual meeting of stockholders in person.
Code of Business Conduct and Ethics
We have adopted an amended and restated code of business conduct and ethics, which we refer to as the “Conduct Code”, that applies to all of our directors, officers and employees. The Conduct Code covers a variety of topics, including conflicts of interest, confidentiality of information, and compliance with laws and regulations. See “Additional Information and Notice of Internet Availability” to obtain access for or copies of our Conduct Code. During the 2020, there were no waivers of the provisions of the Conduct Code with respect to any of the persons subject thereto. We will post any amendments to, or waivers of, the Conduct Code on our website.
Risk Oversight
Management is responsible for the day-to-day management of risks we face. Our board has overall responsibility for overseeing risk management with a focus on the more significant risks facing us. Our audit committee oversees risk policies and processes related to our financial statements, financial reporting processes and liquidity risks; our nominating and corporate governance committee, which we refer to as the “nominating committee,” oversees corporate governance risks; and our compensation committee oversees risks relating to remuneration of our officers and employees. The compensation committee does not believe that the compensation programs which are in place give rise to any risk that is reasonably likely to have a material adverse effect on us.
A portion of each quarterly meeting of the audit committee is devoted to reviewing the status of our properties and other matters (including related party transactions) which might have a material adverse impact on current or future operations. An executive officer reports to the committee regarding the activities of our disclosure controls and procedures committee – this committee is comprised primarily of the individuals responsible for our financial and regulatory reporting, meets approximately four times a year and is responsible for identifying areas of risk and in particular, risks with respect to disclosure controls and internal controls over financial reporting. In addition, an executive officer, our internal auditor and the independent registered public accounting firm reviewing or auditing, as the case may be, our financial statements, reports to the committee with respect to our compliance with our internal control policies in order to ascertain that no failures of a material nature have occurred. This process assists the audit committee in overseeing the risks related to our financial statements and the financial reporting process.
At board meetings, the directors review significant risk issues brought to their attention by management and committees of the board.
Leadership Structure
Our company is led by Israel Rosenzweig, Chairman of our Board, whom we refer to as our Chairman, and Jeffery A. Gould, President and Chief Executive Officer, whom we refer to as our Chief Executive Officer. The board believes that: (i) separating the role of Chairman and Chief Executive Officer is the most appropriate structure at this time because it makes the best use of the abilities of Messrs. Rosenzweig and Gould; and (ii) this leadership structure provides appropriate risk oversight of our activities.
Committees of the Board
Our board has three standing committees: audit, compensation and nominating. The board has adopted charters for these committees which require that they be comprised of at least three independent directors and, in the case of the audit committee, also requires that at least one member of such committee qualify as a “financial expert.” All of the members of each committee were independent during their period of service on such committee and in the case of the audit committee, each such member was also financially literate. The board has also adopted corporate governance guidelines that address the make-up and functioning of the board and its committees. See “Additional Information and Notice of Internet Availability” to obtain access for or copies of our corporate governance guidelines and committee charters.
The table below provides membership and meeting information for each of our committees for 2020:
Name	Audit	Compensation	Nominating
Alan H. Ginsburg		✓
Louis C. Grassi	Chair*		✓
Gary Hurand	✓		Chair
Jeffrey Rubin		Chair
Jonathan H. Simon		✓
Elie Weiss	✓		✓
Number of Meetings	9	1	3
*	Audit committee financial expert.
Audit Committee
This committee is responsible for assisting the board in overseeing, among other things, (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) our independent registered public accounting firm’s qualification and independence, (iv) the performance of the accounting firm performing our internal control audit function, and (v) the preparation of the audit committee report required by the SEC for inclusion in this proxy statement. This committee is also responsible for the selection and engagement of our independent registered public accounting firm and for approving related party transactions.
Compensation Committee
This committee reviews and makes recommendations and/or determinations with respect to the salaries, bonuses and stock awards of our directors and full-time named executive officers.
Nominating Committee
This committee’s principal responsibilities include proposing a slate of nominees for election to the board at the annual meeting of stockholders, recommending committee assignments, making recommendations with respect to the independence of each director and nominee for directors identifying and recommending candidates to fill vacancies on the board or committees thereof, overseeing board and committee performance evaluations, proposing slate of officers for election at the annual meeting of the board, and monitoring corporate governance matters, including overseeing our corporate governance guidelines.
Director Qualifications
The board believes that it should be comprised of directors with complementary backgrounds, and that directors should, at a minimum, have expertise that may be useful to us. Our nominating committee considers the personal and professional attributes and the business experience of each candidate for director to promote diversity of expertise and experience among our directors and our board has committed to filling the next vacancy in our board with a woman. Additionally, directors should possess the highest personal and professional ethics and should be willing and able to devote the required amount of time to our business.
When considering candidates for director, the nominating committee will take into account various factors, including the following:
•	the candidate’s ability to qualify as an independent director;
•	whether the candidate has relevant business experience;
•	the candidate’s judgment, skill, integrity and reputation;

•	whether the candidate has a background in accounting or finance or other skills deemed relevant by the board; and
•	the size and composition of the existing board.
The nominating committee will consider candidates for director suggested by stockholders, applying the criteria for candidates described above, and considering the additional information referred to below. Stockholders wishing to suggest a candidate for nomination for election as a director should write to the Office of the Corporate Secretary and include:
•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the committee;
•	the name of and contact information for the candidate;
•	a statement of the candidate’s business and educational experience;
•	information regarding each of the factors listed above sufficient to enable the committee to evaluate the candidate;
•	a statement detailing any relationship between the candidate and any of our competitors;
•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and
•	a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.
When seeking candidates for director, the nominating committee may solicit suggestions from management, incumbent directors or others. The committee or its chairperson will interview a candidate if it is believed the candidate might be suitable to be a director. The nominating committee may also ask the candidate to meet with management.
The nominating committee generally intends to recommend that the Board nominate incumbent directors who the committee believes will continue to make important contributions to us, inasmuch as the committee believes that the continuing service of qualified incumbents promotes stability and continuity, giving us the benefit of the familiarity and insight into our affairs that such directors have accumulated during their tenure, while contributing to the board’s ability to work as a collective body.
Independence of Directors
The Board affirmatively determined that for the purposes of the corporate governance requirements of the New York Stock Exchange and applicable SEC requirements, each of (i) Alan H. Ginsburg, Louis C. Grassi, Gary Hurand, Jeffrey Rubin, Jonathan H. Simon and Elie Weiss, constituting 60% of our directors, and (ii) the members of our audit, compensation and nominating committees, are independent. The Board based these determinations primarily on a review of the responses of our directors to questions regarding employment and compensation history, affiliations and family and other relationships, discussions with directors and relevant facts and circumstances provided to management of any relationships bearing on the independence of a director.
In evaluating independence, the board applied the independence standards of Sections 303A.01 and 303A.02 of the New York Stock Exchange Listed Company Manual (the “NYSE Manual”), as well as our categorical independence standards included in our corporate governance guidelines. The board also applied, with respect to the: (i) audit committee, the independence standards imposed by Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 303A.07(a) of the NYSE Manual, and (ii) compensation committee, the independence standards imposed by Rule 10C-1 promulgated under the Exchange Act and Section 303A.02(a)(ii) of the NYSE Manual. See “Additional Information and Notice of Internet Availability of Proxy Materials” for information about accessing our corporate governance guidelines.
In evaluating Gary Hurand’s independence, the Board was aware that (i) a family entity in which he has a 40% equity interest owns a preferred limited partnership interest in Gould Investors L.P. described below and (ii) the agreements entered into from time-to-time between the family entity and Gould Investors with respect to such interest. In concluding that Mr. Hurand is independent, the Board took into account, among other things, the limited voting rights associated with the preferred limited partnership interest and that no member of the Hurand family, including Mr. Hurand, has any management involvement in Gould Investors. Gould Investors is an affiliate of ours and is primarily engaged in the ownership and operation of real estate properties held for investment. See “Certain Relationships and Related Transactions.”
Compensation of Directors
The following table sets forth the cash compensation payable in 2020 to the directors for service on the board and its committees, all of whom, except as indicated in footnote 2 below, are non-management directors (i.e., those directors who are not employees or officers of ours or our affiliates):
		Committee
	Board	Audit	Compensation	Nominating
Annual retainer(1)	$23,000	$5,750	$4,600	$3,450
Presence in-person at meeting	1,450	1,150	1,150	1,150
Presence by telephone at meeting	875	875	875	875
Chairman’s annual retainer(1)	280,900(2)	10,000	8,000	4,000
(1)	The committee chairman receives the annual retainer and the annual retainer for serving as chairman of such committee.
(2)
Reflects the compensation paid to Israel Rosenzweig, a management director, for his service as chairman of our board. See “Executive Compensation—Chairman of the Board’s Compensation” and “Certain Relationships and Related Transactions.”

In addition, in 2020, each non-management director was awarded 4,200 shares of restricted stock under our 2018 Incentive Plan. The restricted stock has a five-year vesting period, subject to acceleration upon the occurrence of specified events, during which period the owner is entitled to vote and receive distributions, if any, on such shares. Non-management directors who reside outside of the local area in which our executive office is located are reimbursed for travel expenses incurred in attending Board and committee meetings.
The following table sets forth the cash and non-cash compensation paid to our directors for their service in such capacity in 2020, all of whom, except for Israel Rosenzweig, are non-management directors:
	Year	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Alan H. Ginsburg	2020	32,850	73,332	—	106,182
Louis C. Grassi	2020	58,800	73,332	—	132,132
Gary Hurand	2020	51,075	73,332	—	124,407
Israel Rosenzweig	2020	280,900(3)	53,340	—(4)	334,240
Jeffrey Rubin	2020	43,750	73,332	—	117,082
Jonathan H. Simon	2020	35,750	73,332	—	109,082
Elie Weiss	2020	47,075	73,332	—	120,407
(1)
This table does not reflect: (a) the compensation we paid Jeffrey A. Gould, our President, Chief Executive Officer and a director; Fredric H. Gould, a director; and Matthew J. Gould, an executive officer and director; and (b) compensation paid to Fredric H. Gould, Matthew J. Gould and Israel Rosenzweig by Majestic Property Management Corp. (“Majestic Property”), which is wholly-owned by Fredric H. Gould. See “Executive Compensation—Summary Compensation Table” and “Certain Relationships and Related Transactions” for information regarding the compensation paid these individuals.

(2)
Represents the aggregate grant date fair value computed in accordance with Accounting Standards Codification Topic 718 – Stock Compensation, which we refer to as “ASC Topic 718”. Generally, the aggregate grant date fair value is the amount that we expect to expense in our financial statements over the award’s vesting schedule. These amounts reflect our accounting expense and do not correspond to the actual value that will be realized by these directors.

(3)	Reflects the retainer paid for serving as Chairman of the Board.
(4)
With respect to Mr. Rosenzweig, excludes fees for Services (as defined in “Executive Compensation—General”) of $60,800 for 2020. See “Executive Compensation—General” and “Certain Relationships and Related Transactions.”

The table below shows the aggregate number of unvested stock awards held by the named directors and the value thereof as of December 31, 2020:
Name	Unvested Stock Awards (#)	Market Value of Unvested Stock Awards ($)
Alan H. Ginsburg(1)	18,850	286,520
Louis C. Grassi(1)	18,850	286,520
Gary Hurand(1)	18,850	286,520
Israel Rosenzweig(2)(3)	50,743(3)	771,294(3)
Jeffrey Rubin(1)	18,850	286,520
Jonathan H. Simon(1)	18,850	286,520
Elie Weiss(1)	18,850	286,520
(1)	In January 2021, 2022, March 2023 and January 2024 and 2025, 3,250 shares, 3,500 shares, 3,625 shares, 3,625 shares, 3,900 shares and 4,200 shares are scheduled to vest, respectively.
(2)
Mr. Rosenzweig is the Chairman of the Board of our Company. In January 2021, 2022, March 2023 and January 2024 and 2025, 4,140 shares, 3,450 shares, 3,163 shares, 3,185 shares, and 3,055 shares are scheduled to vest, respectively.

(3)
Includes 33,750 shares of common stock underlying restricted stock units, which we refer to as RSUs, scheduled to vest in March 2021, subject to satisfaction of market and/or performance conditions. As of March 31, 2021, RSUs with respect to 18,750 shares with a market value of $315,750 had vested and April 16, 2021, a final determination had not been made as to whether the balance of the shares subject to RSUs had vested as the results for the applicable performance period had not yet been finalized. The recipient is also entitled to dividend equivalents of $3.10 for each share that vests. Dividend equivalents represent the cumulative dividends that would have been paid on the shares that vest had they been outstanding from the grant date of the RSUs. See “Executive Compensation – Components of Executive Compensation—Long-Term Equity and Long-Term Equity Incentive Awards”, “Executive Compensation–Outstanding Equity Awards at Fiscal Year-End” and note 10 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 (the “Annual Report”).

Non-Management Director Executive Sessions
In accordance with New York Stock Exchange listing standards, our non-management directors meet regularly in executive sessions without management. The person who presides over executive sessions of non-management directors is one of the committee chairmen. To the extent practicable, the presiding director at the executive sessions is rotated among the chairmen of the Board’s committees.
Communications with Directors
Stockholders and interested persons who want to communicate with our board or any individual director can write to:
BRT Apartments Corp.
60 Cutter Mill Road, Suite 303
Great Neck, NY 11021
Attention: Office of the Corporate Secretary
Your letter should indicate that you are a stockholder of BRT Apartments Corp. Depending on the subject matter, the Office of the Corporate Secretary will:
•	Forward the communication to the director or directors to whom it is addressed;
•	Attempt to handle the inquiry directly; for example where it is a request for information about our company or it is a stock-related matter; or
•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.
At each Board meeting, the Secretary will present a summary of communications received, if any, since the last meeting and make those communications available to the directors on request.
In the event that a stockholder, employee or other interested person would like to communicate with our non-management directors confidentially, they may do so by sending a letter to “Non-Management Directors” at the address set forth above. Please note that the envelope should contain a clear notation that it is confidential.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL
STOCKHOLDERS, DIRECTORS AND MANAGEMENT
The following table sets forth information concerning our shares owned as of the close of business on April 16, 2021 by (i) each person beneficially owning five percent or more of our outstanding shares, (ii) each director, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers as a group.
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
Alan H. Ginsburg	50,310	*
Fredric H. Gould(2)	3,409,317	19.4
Jeffrey A. Gould(3)	3,481,862	19.8
Matthew J. Gould(4)	3,462,247	19.7
Mitchell Gould(5)	200,054	1.1
Louis C. Grassi	55,693	*
Gary Hurand(6)	392,895	2.2
David W. Kalish(7)	530,318	2.9
Israel Rosenzweig(8)	735,408	4.2
Steven Rosenzweig(9)	59,561	*
Jeffrey Rubin(10)	56,860	*
Jonathan H. Simon	50,130	*
Elie Weiss(11)	67,471	*
George Zweier(12)	100,940	*
Gould Investors L.P(13)	2,989,898	17.2
Black Rock, Inc.(14)	978,929	5.6
All directors and executive officers as a group (17 persons)(15)	6,657,490	37.9
*	Less than 1%
(1)
Shares are listed as beneficially owned by a person who directly or indirectly holds or shares the power to vote or to dispose of the shares. A person is deemed a beneficial owner if he or she has the right to acquire beneficial ownership of shares within 60 days of April 16, 2021; provided, however, that beneficial ownership excludes an aggregate of up to 200,000 shares underlying RSUs (the “Underlying Shares”) issuable upon a determination that performance metrics with respect to same have been met because as of April 16,2021, a final determination had not been made as to whether the conditions to the issuance of such shares have been met. The percentage of beneficial ownership is based on 17,582,975 shares outstanding as the close of business on April 16, 2021.

(2)
Includes (i) 33,259 shares owned by a trust for the benefit of his grandchildren of which he is a trustee (as to which shares he disclaims beneficial interest), (ii) 25,260 shares owned by a partnership in which an entity wholly owned by him is the managing general partner, and (iii) 2,468 shares held by him as custodian for a grandson (as to which shares he disclaims beneficial interest). Also includes 2,989,898 shares owned by Gould Investors, as Mr. Fredric H. Gould is the sole owner of the managing general partner of Gould Investors. Excludes 7,512 shares owned by his spouse, as to which shares she has sole voting and investment power and as to which he disclaims beneficial ownership and 18,500 Underlying Shares.

(3)
Includes 23,469 shares owned by a charitable foundation of which he is a director, as to which shares he has shared voting and investment power, 33,259 shares owned by a trust for the benefit of his children and other relatives of which he is a trustee (as to which he disclaims beneficial ownership), and 2,989,898 shares owned by Gould Investors. Excludes 18,500 Underlying Shares. He is a director and senior vice president of the managing general partner of Gould Investors.

(4)
Includes 20,874 shares owned by a trust over which Matthew J. Gould has shared voting and investment power, 23,469 shares owned by a charitable foundation of which he is a director, as to which shares he has shared voting and investment power, 33,259 shares owned by a trust for the benefit of his children and other relatives, of which he is a trustee (as to which he disclaims beneficial ownership), and 2,989,898 shares owned by Gould Investors. Excludes 18,500 Underlying Shares. Matthew J. Gould is Chairman of the Board of the managing general partner of Gould Investors.

(5)	Excludes 11,000 Underlying Shares.
(6)
Includes 101,944 shares owned by limited liability companies in which Mr. Hurand is a member and 161,479 shares owned by a corporation in which Mr. Hurand is an officer and shareholder. Mr. Hurand shares voting and investment power with respect to the shares owned by these entities.

(7)
Includes 312,634 shares owned by the pension and profit sharing trusts of BRT Apartments Corp., REIT Management Corp. and Gould Investors as to which Mr. Kalish, as trustee, has shared voting and investment power. Excludes (i) 4,870 shares owned by his spouse, as to which shares she has sole voting and investment power and as to which he disclaims beneficial ownership and (ii) 16,750 Underlying Shares.

(8)
Includes 41,194 shares owned by the pension trust of Gould Investors and 250,566 shares owned by REIT Management Corp. pension and profit sharing trusts, as to which Mr. Rosenzweig, as trustee, has shared voting and investment power. Excludes 15,000 Underlying Shares

(9)	Excludes 12,500 Underlying Shares.
(10)	Includes 13,102 shares pledged as collateral for a line of credit. No amounts are outstanding on such credit line.
(11)	Excludes 271 shares owned by his spouse, as to which shares he disclaims beneficial ownership.
(12)	Excludes 10,000 Underlying Shares.
(13)	Such person’s address is: 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021.
(14)
As of December 31, 2020, based (other than with respect to percentage ownership) on information set forth in Amendment No. 2 to Schedule 13G filed with the SEC on January 29, 2021 by this reporting person whose business address is 55 East 52nd Street, New York, NY 10055. This reporting person reported that it has sole voting power with respect to 1,020,232 shares and sole dispositive power with respect to 1,031,942 shares and that it does not share voting or dispositive power with respect to the shares it beneficially owns.

(15)	Excludes 164,000 Underlying Shares.

ELECTION OF DIRECTORS
(Proposal 1)
The board is divided into three classes, each of which is elected for a staggered term of three years. Our Articles of Incorporation provides for ten directors, subject to increase or decrease as determined by the board. The board may, following the annual meeting, increase the size of the board and fill any resulting newly created directorships.
At the annual meeting of stockholders, three Class I Directors will be elected to our board. Each nominee, Alan H. Ginsburg, Jeffrey A. Gould and Jonathan H. Simon, has been recommended to our board by the nominating and corporate governance committee for election at the annual meeting and each nominee has been nominated by our board to stand for election at the annual meeting, to hold office until our 2024 annual meeting and until his successor is elected and qualified. Class II Directors and Class III Directors will continue to serve as directors until our 2022 and 2023 annual meetings, respectively, and until their respective successors are duly elected and qualify. Proxies will not be voted for a greater number of persons than the number of nominees named in the proxy statement.
We expect each nominee to be able to serve if elected. However, if any nominee is unable to serve as a director, the persons named in the proxy card may vote for any substitute nominee proposed by the board.
In an uncontested election, each nominee for director will be elected only if he receives the affirmative vote of a majority of the total votes cast “for” and “against” for such nominee. As set forth in our corporate governance guidelines, any nominee for director who is an incumbent director but who is not elected by the vote required in the Bylaws, and with respect to whom no successor has been elected, is required to promptly tender his offer to resign to the board for its consideration. The nominating committee will recommend to the board whether to accept the offer to resign. No later than the next regularly scheduled board meeting to be held at least ten days after the date of the election, the board will decide whether to accept such offer and promptly and publicly disclose its decision. If the resignation is not accepted, the director will continue to serve until the next annual meeting of stockholders and until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. If the resignation is accepted, the board will either leave such position vacant, reduce the size of the board or elect another individual to serve in place of the resigning director. The nominating committee and the board may consider any factors they deem relevant in deciding whether to accept a director’s resignation.
Nominees for Election as Class I Directors Whose Term Will Expire in 2024
The following table sets forth certain information regarding each nominee for election to the board:
Name and Age	Principal Occupation for the past Five Years and other Directorships or Significant Affiliations
Alan H. Ginsburg 82 years
Director since 2006; Chief Executive Officer since 1987 of The CED Companies, a private company which develops, builds and manages multi-family apartment communities. His more than 30 years experience as chief executive officer of a real estate developer/manager provides our board with a long-term perspective on the real estate industry.

Jeffrey A. Gould 55 years
Director since 1997, President and Chief Executive Officer since 2002 and President and Chief Operating Officer from 1996 to 2001; Senior Vice President and director since 1999 of One Liberty Properties; Senior Vice President of Georgetown Partners, Inc., since 1996. He is the son of Fredric H. Gould and the brother of Matthew J. Gould. Mr. Jeffrey A. Gould’s experience in a broad range of real estate activities, including real estate evaluation and management, real estate acquisitions and dispositions, mortgage lending and his 15 years as our President enables him to provide key insights on strategic, operational and financial matters related to our business.

Jonathan H. Simon 55 years
Director since 2006; President and Chief Executive Officer since 1994 of The Simon Baron Development Group (f/k/a The Simon Development Group), a private company which develops, owns and manages a diverse portfolio of residential, retail and commercial real estate, primarily in New York City. His background in the real estate industry and in particular, his experience in real estate development, affords him an understanding of the challenges faced in real estate development activities which is helpful in our development and acquisition activities.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF ALAN H. GINSBURG, JEFFREY A. GOULD AND JONATHAN H. SIMON AS CLASS I DIRECTORS.

The following tables set forth certain information regarding directors whose terms will continue after the date of the annual meeting:
Class II Directors Whose Term Will Expire in 2022
Name and Age	Principal Occupation for the past Five Years and other Directorships or Significant Affiliations
Matthew J. Gould 61 years
Director since 2001 and a Senior Vice President since 1993. Vice President of REIT Management Corp., former advisor to the Company, since 1986; from 1999 through 2011, Director and Senior Vice President, from 1989 through 1999, President, from 2011 through 2013, Vice Chairman and from 2013, Chairman of the Board of Directors of One Liberty Properties; from 1996 through 2012, President, and from 2013, Chairman of the Board, of Georgetown Partners, Inc. He is the son of Fredric H. Gould and brother of Jeffrey A. Gould. His experience in real estate matters, including the acquisition and sale of real property, mortgage financing and real estate management, makes him a valuable member of our board in its deliberations.

Louis C. Grassi 65 years
Director since 2003; Managing partner of Grassi & Co. CPAs, P.C. since 1980; Director of Flushing Financial Corp. since 1998 and serves as chairman of its audit committee. Mr. Grassi has been involved for more than 28 years in accounting and auditing issues. His knowledge of financial and accounting matters and his experience as a director and member of the audit committee of a publicly traded financial institution provides him with the accounting and governance background and the skill needed as the chairman and financial expert of our audit committee.

Israel Rosenzweig 73 years
Chairman of the Board since 2013, Director and Vice Chairman of the Board from 2012 through 2013 and Senior Vice President from 1998 through 2012; Vice President of Georgetown Partners, Inc., since 1997; from 2000 to 2009, President of GP Partners, Inc., an affiliate of Gould Investors, which provided advisory services in the real estate and financial services industries to an investment advisor; Senior Vice President of One Liberty Properties, Inc. since 1989. His experience as a lending officer at a major financial institution, his knowledge and experience in business, finance and accounting matters and his more than 34 years of experience in the real estate industry provides the Board with an experienced and knowledgeable chairman.

Jeffrey Rubin 52 years
Director since 2004; since 2009, President and CEO of The JR Group, which provides consulting services to the electronic payment processing industry; President and Chief Executive Officer of Premier Payments, a provider of credit card processing services for merchants throughout the United States, from 2012 until its sale in 2015; President and director of Newtek Business Services, Inc., a provider of business services and financial products to small and medium sized businesses, from 1999 to 2008; Chief Executive Officer of Summit Processing Group LLC since 2008. Mr. Rubin’s experience as the president and a director of a public company and his experience in business and financial matters are valuable to our company as the chairman of our compensation committee and in his activities as a director.

Class III Directors Whose Term Will Expire in 2023
Name and Age	Principal Occupation for the past Five Years and other Directorships or Significant Affiliations
Fredric H. Gould 85 years
Director since 1983 and Chairman of our Board from 1984 through 2013; with respect to One Liberty Properties, Inc., Chairman of the Board of Directors from 1989 to 2013, Vice Chairman of the Board since 2013, Chief Executive Officer from 2005 to 2007, and President from 2005 to 2006; Chairman of the Board of Georgetown Partners, Inc., managing general partner of Gould Investors, from 1997 to 2012 and director since 2013; President since 1986 of REIT Management Corp., former advisor to the Company; Director of EastGroup Properties, Inc., from 1998 through 2019. He is the father of Matthew J. Gould and Jeffrey A. Gould. Mr. Gould has been involved in the real estate industry for more than 50 years, as an investor, owner, manager, and as the chief executive officer of publicly traded real estate entities and real estate investment trusts. He has served as a director of four real estate investment trusts, and as a director and a member of the loan committee of two savings and loan associations. His knowledge and experience in business, finance, tax, accounting and legal matters and his knowledge of our company’s business and history makes him an important member of our Board.

Gary Hurand 74 years
Director since 1990; President of Dawn Donut Systems, Inc. since 1971; President of Management Diversified, Inc., a real property management and development company, since 1987; Director of Citizens Republic Bancorp Inc. and predecessor from 1990 through 2013. He is the father-in-law of Elie Weiss. Mr. Hurand brings valuable business and leadership skills to the Board in light of his extensive experience in commercial real estate and in business operations and as a former director and member of the audit committee of a publicly traded financial institution.

Elie Weiss 48 years
Director since 2007; engaged in real estate development since 1997; Executive Vice President of Robert Stark Enterprises, Inc., a company engaged in the development and management of retail, office and multi-family residential properties from 1997 to 2007; President of Real Estate for American Greetings from 2013 to 2017. Mr. Weiss is currently CEO of Five Forty Investments and a principal in a restaurant development and operating group, Paladar Restaurant Group. He is also actively engaged in managing his personal real estate investments. He is the son-in-law of Gary Hurand. His real estate and entrepreneurial experiences makes him a valuable member of our board.

EXECUTIVE COMPENSATION
Compensation Program
The following features of our executive compensation program are evidence of our commitment to good corporate governance practice—we encourage you to read the more detailed information set forth herein:
WHAT WE DO
✔
Emphasize equity awards as a significant portion of the performance/incentive component of compensation. Long-term equity awards (i.e., the grant date fair value of the restricted stock awarded in 2020 for performance during the 12 months ended December 31, 2020) accounted for 61.9% of the performance/incentive based comportment of compensation awarded to Jeffrey A. Gould, our CEO, for 2020.

✔
Mitigate undue risk in compensation programs. The executive compensation program includes features that reduce the possibility of our executive officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of longer-term value.

✔	Balance of short-term and long-term incentives. Our incentive programs provide an appropriate balance between shorter and longer-term incentives.
✔	Capped equity award payouts. The number of shares that can be earned under our long-term equity incentive program are capped.
✔	Independent compensation committee. Our compensation committee is comprised entirely of independent directors and it oversees risks with respect to our compensation practices.
✔
Anti-Hedging Policy. We adopted a policy prohibiting our directors, officers, employees and others from engaging in short sales involving our shares or hedging transactions—see “—Policy Prohibiting Hedging of our Securities.”

✔	Clawback policy. We are entitled to recoup compensation or cause the forfeiture of compensation as more fully described under “—Clawbacks.”
✔
Diversity; Responsiveness to Stockholders’ Corporate Governance Comments. We are responsive to comments and concerns raised by our stockholders. In response to comments raised by stockholders regarding board diversity, we have committed to appoint a woman as a director to fill the next vacancy on the board.

WHAT WE DON’T DO
✘	No employment agreements. None of our officers have employment agreements. Employment of all of our full-time executive officers is “at will.”
✘
No severance arrangements. There are no severance or similar arrangements for our executive officers, other than accelerated vesting of shares of restricted stock and RSUs upon the occurrence of specified events (e.g., death, disability, retirement or change of control).

✘	No golden parachute tax gross-ups. There are no excise tax gross ups or similar arrangements for our executive officers.
✘	No dividend or dividend equivalents on unearned equity incentive awards. No dividends are paid on the RSUs until the underlying shares are earned.
✘
No multi-year or guaranteed bonuses or equity grants. We do not pay guaranteed bonuses to anyone and currently have no guaranteed commitments to grant any equity-based awards. This ensures that we are able to base all compensation awards to measurable performance factors and business results.

✘
No costly defined benefit pension or supplemental retirement plans. We do not provide costly retirement benefits to our executive officers that reward longevity rather than contributions to our performance.

General
We describe below our compensation objectives and policies as applied to our executive officers named in the Summary Compensation Table (collectively, the “named executive officers”). This discussion focuses on the information contained in the compensation tables that appear in this proxy statement but also describes our historic compensation structure and practices to enhance an understanding of our executive compensation programs. Generally, our compensation committee oversees our compensation program, recommends to our board for its approval the compensation of executive officers employed by us on a full-time basis and the compensation paid those performing Services (as described below). Our audit committee reviews the allocation to us under a shared services agreement (as described below) of the compensation of executive officers who perform services for us on a part-time basis and the compensation paid to those performing the Services for such services. The term “Services” refers to the following services: participating in our property analysis and approval process, property disposition consultation and review, developing and maintaining banking and financing relationships, providing investment advice, and long-term planning and consulting with our executives and employees in other aspects of our business, as required.
We use the following compensation structure with respect to the compensation paid by us to our executive officers:
•
executive officers who devote all, or substantially all, their business time to our affairs are compensated directly by us. The named executive officers who fit into this category are Jeffrey A. Gould, our President and Chief Executive Officer, Mitchell Gould, our Executive Vice President and George Zweier, our Vice President and Chief Financial Officer. These named executive officers are involved on a full-time basis in our multi-family property activities, management of our other real estate assets, and/or financial reporting; and

•
executive officers who devote their time to us on a part-time basis, whose basic annual compensation (base salary, bonus, if any, and perquisites) is allocated to us under a shared services agreement based upon the estimated time each devotes to our business activities compared to the estimated time each devotes to the other parties to the shared services agreement. These executive officers perform services to us related primarily to legal, accounting, insurance and tax matters, corporate governance, SEC and New York Stock Exchange reporting and other regulatory matters, and consult with our executives and employees in areas involving multi-family property acquisitions, dispositions and financings, property management, and capital raising. These executive officers may also be compensated by us for their provision of the Services. See “Certain Relationships and Related Transactions.” David W. Kalish, Senior Vice President, Finance and Steven Rosenzweig, Senior Vice President-Legal, respectively, are the named executive officers who fit into this category.

The Role of Say-on-Pay
In reviewing our compensation philosophy and practices and in approving compensation for 2020, the compensation committee was aware of the results of our March 2017 “say-on-pay” vote in which approximately 96.4% of the shares that voted on such proposal voted to approve our executive compensation practices. In approving the bonuses and equity awards for 2020 performance, the compensation committee was aware of the results of our June 2020 “say-on-pay” vote in which approximately 95.5% of the shares that voted on such proposal voted to approve our executive compensation determinations and practices. The compensation committee viewed such results as supportive of our compensation philosophy, practices and determinations.
Objectives of our Executive Compensation Program
The principal objectives of our compensation program for full-time officers are to: (a) ensure that the total compensation paid to such officers is fair and competitive, (b) retain highly experienced officers who have worked together for a long time and contributed to our success, (c) motivate these officers to contribute to the achievement of the Company’s success and (d) align the interests of these executives and our stockholders. The compensation committee believes that relying on this principle permits us to retain and motivate these officers.

With respect to senior executive officers whose compensation is allocated to us under the shared services agreement (i.e., part-time officers) it is our objective that each of these officers receives compensation which, as allocated to us, is reasonable for the services they perform on our behalf, and that these executives provide us with sufficient time and attention to meet our needs and to perform their duties on our behalf. The compensation committee believes that:
•
our part-time executive officers perform valuable services on our behalf, devote sufficient time and attention to our business needs, are able to fully meet our needs and perform their duties effectively; and

•
using part-time executive officers pursuant to the shared services agreement enables us to benefit from access to, and the services of, a group of senior executives with experience and knowledge in real estate acquisitions and dispositions, real estate management, finance (including mortgage financing), banking, legal (including SEC reporting), accounting and tax matters that an organization our size could not otherwise afford.

Compensation Setting Process
Full-Time Officers
We determine compensation for our full-time named executive officers on a case-by-case basis and our compensation decisions include subjective determinations. We do not use formal quantitative performance targets to determine compensation. Base salaries are determined immediately preceding the year in which such salaries are to be paid, cash bonuses, which historically have been paid after taking into account the Performance Criteria (as described below) are determined at the end of the year in which services are rendered and paid in the following year, and restricted stock is granted in the year following the year in which the service was rendered.
In considering base compensation and bonuses, we assess an individual’s performance, which assessment is highly subjective, and our overall performance for the preceding year including, without limitation, the progress of our business in general, our multi-family property acquisition and disposition activities, our revenues, results of operations, funds from operations, adjusted funds from operations, stockholder return, the management of our real estate portfolio and subjective considerations (collectively, the “Performance Criteria”). The weight assigned to any particular element of the Performance Criteria changes over time, and varies based on, among other things, subjective factors and the officer’s specific responsibilities.
Part-Time Executive Officers
Shared Services Agreement
Fredric H. Gould, the former chairman of our board, is a principal executive and/or sole owner of each entity which participates with us in the shared services agreement. In such capacity, he, in consultation with our Chief Executive Officer and other senior executives, determines the annual base compensation of our part-time executive officers to be paid in the aggregate by one or more of the entities which are parties to the shared services agreement. Our audit committee reviews the allocations made under the shared services agreement to determine that the allocations have been made in accordance with the terms of this agreement and its conclusions are reported to the board.
Services
Our Chief Executive Officer, in connection with other senior executive officers and management directors, recommends to the compensation and/or audit committees, the compensation to be paid for the performance of the Services by our part-time executive officers and others. One or more of such committees recommends the individuals performing the Services and the amounts such individuals are to be compensated and the board has the authority to accept, reject or modify such recommendations.

Components of Executive Compensation
The principal elements of our compensation program for our full-time executive officers in 2020 were:
•	base salaries;
•
annual cash bonuses, which are available only to full-time executive officers and are provided in the form of a cash payment (and to the extent part-time executive officers are awarded cash bonuses by any of our affiliates that are party to the shared services agreement, our share of such bonuses is allocated to us pursuant to such agreement (see “Certain Relationships and Related Transactions—Related Party Transactions”);

•	compensation paid to part-time executive officers in connection with their performance of the Services;
•	long-term equity in the form of restricted stock; and
•
special benefits and perquisites (i.e., contributions to defined contribution plan, additional disability insurance, long term care insurance, payment of education benefits and an automobile allowance (including insurance, maintenance and repairs)).

In determining 2020 compensation, the compensation committee did not have a specific allocation goal between cash and equity-based compensation.
Base Salary
Full-Time Executive Officers
Base salary is the basic, least variable form of compensation for the job an executive officer performs and provides each full-time executive officer with a guaranteed annual income. Base salaries of executive officers compensated by us directly are generally targeted to be competitive with the salaries paid to executives performing substantially similar functions at other REITs with a market capitalization similar to ours, taking into consideration the region in which our executive officers are located. Any increase in base salary is determined on a case-by-case basis, is not based upon a structured formula and is based upon, among other considerations, (i) such executive’s current base salary, (ii) the recommendation of the Chief Executive Officer and other senior executive officers, (iii) our performance in the preceding year (e.g., acquisition, disposition and financing activities, revenues, net income, funds from operations, adjusted funds from operations, stock price performance, dividends and any one or more of the foregoing), (iv) the individual’s performance, (v) years of service, (vi) job responsibilities, and (vii) subjective factors.
Part-Time Executive Officers
Their annual base salaries are allocated to the entities which are parties to the shared services agreement, including us, based on the estimated time devoted by them to each entity that is a party to such agreement.
Bonus
Full-Time Executive Officers
We provide the opportunity for our full-time executive officers to earn an annual cash bonus. We provide this opportunity both to reward these individuals for past performance and to motivate and retain talented people. We recognize that annual bonuses are almost universally provided by other companies with which we might compete for talent. Annual cash bonuses for our executive officers (including the three named executive officers who devote substantially all of their business time to our affairs) are determined on an individual basis taking into account the Performance Criteria. These determinations are highly subjective.
Part-Time Executive Officers
Their bonuses are allocated in the same manner as their base salaries are allocated as described above under “- Part-Time Executive Officers.”
Services
Our management directors and certain part-time executive officers, including two named executive officers (i.e., David W. Kalish and Steven Rosenzweig), provide Services. See “Executive Compensation—General” for a description of the Services. The other executive officers and management directors performing Services are: Fredric H. Gould, Isaac Kalish, Israel Rosenzweig, Matthew J. Gould and Mark H. Lundy. See “Certain Relationships and Related Transactions.”
Long-Term Equity and Long-Term Equity Incentive Awards
We provide the opportunity for our full-time and part-time executive officers to receive long-term equity and long-term equity incentive awards. These compensation programs are designed to recognize responsibilities, reward performance, retain our executive officers, motivate future performance and align the interests of our executive officers with our stockholders’ interests. The compensation committee reviews annually management’s recommendations for long-term equity awards for all our officers, directors and employees and makes determinations with respect to the grant of such awards. In making these determinations, the compensation committee considers the factors it considers relevant, including our performance and an individual’s performance. Existing ownership levels are not a factor in award determinations.
We do not have a formal policy with respect to whether equity compensation should be paid in the form of stock options, restricted stock or RSUs. We generally grant restricted stock awards which vest after five years of service and in 2016, initiated the use of RSUs. The RSUs granted in 2016 vest in 2021; we have not granted RSUs since 2016, though we anticipate granting same in 2021. The compensation committee generally believes restricted stock awards and RSUs are more effective than options in achieving our compensation objectives. Restricted stock has a greater retention value than options because of the five-year cliff vesting requirement and is entitled to dividends prior to vesting. Executive officers realize value upon the vesting of the restricted stocks, with the value potentially increasing if our stock performance increases. RSUs provide an additional incentive component to equity based awards in that the units only vest if, and to the extent, performance or market conditions are satisfied. Restricted stock awards and RSUs align the interests of our officers with our stockholders and because fewer shares are normally awarded than in connection with the grant of options, they are potentially less dilutive than option grants.
All the outstanding restricted stock awards provide for five-year “cliff” vesting. The compensation committee believes that awards with five-year “cliff” vesting provide a strong retention incentive for executives, reduces the potential risk associated with equity awards and aligns the interests of our executive officers with our stockholders. We view our capital stock as a valuable asset that should be awarded judiciously. For that reason, it has been our policy that the aggregate restricted stock awards granted each year to our executive officers, employees, directors and consultants should not exceed approximately 1% of our issued and outstanding common stocks. In 2019, the restricted stock awards constituted approximately 1% of our outstanding shares of common stock at the time of grant.
In 2016, we adopted an equity based long-term pay-for-performance equity incentive program (the “2016 Performance Plan”) pursuant to which we issued to 15 individuals, including our named executive officers, RSUs exchangeable for up to an aggregate of 450,000 shares of common stock. These RSUs vest if and to the extent pre-established market or performance conditions are met through the March 31, 2021 performance measurement date. Further, with respect to RSUs that vest, recipients are entitled to an amount equal to the cash dividends that would have been paid in respect of the shares underlying such RSUs had such shares been outstanding during such period (the “RSU Dividend Equivalents”). See “ —Outstanding Equity Awards at Fiscal Year End” for further information about the market and performance conditions. We use RSUs as an element of our long-term equity incentive compensation program with the expectation that in light of the five-year vesting period and the need to satisfy market and/or financial performance conditions, these awards will further align the interests of our executive officers with our stockholders and reward long-term market and financial performance.
As of March 31, 2021, RSUs exchangeable for 250,000 shares of common stock with an aggregate market value of $4.2 million as of such date had vested and $775,000 of RSU Dividend Equivalents had accrued. As of April 16, 2021, a final determination had not been made as to whether the remaining RSUs exchangeable for up to 200,000 shares of common stock and the related RSU Dividend Equivalents of up to $620,000 had vested as the results for the applicable performance period had not been finalized.
Executive Benefits and Perquisites
We provide our executive officers and our employees with a competitive benefits and perquisites program. For 2020, the executive benefits and perquisites we provided to executive officers generally accounted for a small percentage of the compensation provided by, or allocated to, us for our executive officers. In addition to the benefits and perquisites provided to all our full-time employees, we provided to certain of our full-time executive officers an automobile allowance (including payments for automobile maintenance and repairs), the payment of college tuition expense and the payment of premiums for additional disability insurance and/or long-term care insurance. The cost of the executive benefits and perquisites provided to our part-time executive officers, which benefits are similar to those provided to our full-time executive officers, is allocated among us and other entities pursuant to the shared services agreement.
Employment and Severance Agreements; Post-Employment Benefits; Change of Control
None of our named executive officers has employment or severance agreements with us. They are “at will” employees who serve at the pleasure of our Board.
We do not provide for any post-employment benefits to our named executive officers other than the accelerated vesting of our restricted stock awards and RSUs as described below.
Accelerated Vesting of Restricted Stock Awards
Generally, a person’s restricted stock award will vest fully in the event of such person’s death, disability (i.e., the inability to engage in gainful activity due to a life threatening or long lasting mental or physical impairment), or retirement (having reached the age of 65 and worked for us for at least ten consecutive years; death, disability and retirement referred to collectively as a “DDR Event”) or in the event of a change of control in our company. Subject to the specific terms and conditions of the applicable plan and award agreement, a change of control is generally deemed to occur if (i) any person, with specified exceptions, becomes the “beneficial owner” of securities representing 20% or more of the combined voting power of our then outstanding securities, (ii) a business combination or sale of all or substantially all of our assets is completed or (iii) there is a change in the composition of a majority of our Board, other than changes approved by incumbent directors.
Accelerated Vesting of RSUs
Upon the occurrence of a DDR Event, subject to the satisfaction of the applicable performance criteria proportionately adjusted to give effect to a reduction in the five year performance cycle, which we refer to as the “adjusted performance conditions”, a pro rata portion (based on the percentage of days in the performance cycle that have elapsed) of the RSUs will vest.
Upon a change of control (as described above), the RSUs will vest to the extent the applicable as adjusted market and/or performance conditions have been met.
See “—Outstanding Equity Awards at Fiscal Year End” and note 10 of our consolidated financial statements included in the Annual Report for additional information about our RSUs.
Chairman of the Board’s Compensation
For 2019 and 2020, our Chairman of the Board earned, and in 2021, he will earn, fees of $260,500, $280,900 and $280,900, respectively. Our Chairman does not receive any additional direct compensation from us, other than fees for the Services and long-term equity awards and long-term equity incentive awards, if any, granted to him by our compensation committee. Our Chairman may also receive compensation from other entities that are parties to the shared services agreement. For additional information regarding payments to our Chairman, see “Certain Relationships and Related Transactions.”
Policy Prohibiting Hedging of Our Securities
The board believes that transactions in our securities engaged in by Covered Persons (as defined below) (i) that are designed to hedge (i.e., eliminate or reduce), the risks of ownership of our securities, or (ii) allow for the profit from any decrease in the value of our securities, are inappropriate.

Accordingly, the board has adopted an anti-hedging policy that applies to transactions in securities by directors, officers, employees, persons performing services pursuant to our shared services agreement and certain relatives of the foregoing (collectively, the “Covered Persons”). Under the policy, Covered Persons are prohibited from:
•	engaging in short sale transactions in our securities,
•	engaging in hedging or monetizing transactions through transactions in our securities or through the use of financial instruments designed for such purposes,
•	engaging in any transaction in securities where a reasonable investor would conclude that such transaction is for short-term gain or is speculative, and
•
owning financial instruments (other than those issued by us) or participating in investment strategies that represent a direct or indirect hedge of the economic risk of owning our securities or any other that give the holder any rights to acquire any such securities.

Clawbacks
We are entitled to clawback or obtain reimbursement of an executive’s compensation under the following circumstances:
•
in the event we are required to restate our financial statements due to our material non-compliance, as a result of misconduct, with any financial reporting requirement under the securities laws, our chief executive officer and chief financial officer are required to reimburse us for (i) any bonus or other incentive based compensation or equity based compensation they receive from us during the 12 months following the initial public issuance of the financial document embodying such financial reporting requirement and (ii) profits from the sale of our common stock during such 12 months;

•
if an executive officer’s relationship with us is terminated for cause (e.g., insubordination, dishonesty, incompetence, moral turpitude, the refusal to perform such person’s duties and responsibilities and other misconduct of any kind, as determined by the compensation committee, then (i) all options (except to the extent exercised) immediately terminate and (ii) the officer’s rights to all restricted stock, RSUs and performance share awards (except to the extent such awards have vested) are forfeited immediately; and

•	in accordance with any additional claw-back policy implemented by us, whether implemented prior to or after the grant of an award pursuant to our equity incentive plans.
Analysis
Base Salary and Bonus
Full-Time Executive Officers
In accordance with the compensation setting process described above, base salary and cash bonuses for 2019 were approved as follows for the named executive officers compensated directly by us.
	2020 Base Salary ($)	2019 Base Salary ($)	% Change	2020 Bonus ($)(2)	2019 Bonus ($)(2)	% Change
Jeffrey A. Gould,	867,169	838,941	3.4	135,000	150,000	(10.0)
President and CEO
Mitchell Gould	438,096	419,953	4.3	51,255	60,300	(15.0)
Executive Vice President
George Zweier	322,329	308,704	4.4	45,000	36,400	23.6
Vice President and CFO
(1)	Represents the bonus applicable to 2020 which was paid in January 2021.
(2)	Represents the bonus applicable to 2019 which was paid in January 2020.

In setting Jeffrey A. Gould’s base salary for 2020, our compensation committee took into account his leadership of the company and that his base salary for 2020 represented a 3.4% increase from his 2019 base salary. In determining his bonus for 2020, the compensation committee took into account the Performance Criteria and the desire to conserve cash in light of the economic dislocations resulting from the COVID-19 pandemic. Despite being very satisfied with his performance during 2020, the compensation committee recommended and the board approved a 10% reduction in his cash bonus for 2020 from the cash bonus for 2019.
The 4.3% increase in Mitchell Gould’s 2020 base salary from his 2019 base salary is due primarily to his individual performance in 2019 and a cost of living adjustment. In determining his bonus for 2020, the compensation committee took into account the Performance Criteria and the desire to conserve cash in light of the COVID-19 pandemic. Despite being very satisfied with his performance during the pandemic, the compensation committee recommended and the board approved a 15% reduction in his cash bonus for 2020 from his cash bonus for 2019.
The 4.4% increase in Mr. Zweier’s 2020 base salary from his 2019 base salary is due primarily to his individual performance in 2019 and a cost of living adjustment. In determining his bonus for 2020, the compensation committee took into account his efforts in addressing the financial reporting matters described under “Independent Registered Public Accounting Firm (Proposal 2)—Change in Auditors.”
Part-Time Named Executive Officers
David W. Kalish, Senior Vice President, Finance, has overall responsibility for implementation and enforcement of our internal controls, performs oversight and guidance in connection with our annual audit and our quarterly reports, performs oversight and guidance related to tax matters, including REIT compliance, is involved in banking relationships, is a participant in our disclosure control and procedures committee and participates in the preparation and review of our press release and our disclosures under the Exchange Act.
Steven Rosenzweig, Senior Vice President – Legal, serves as lead legal counsel in our acquisition, disposition and mortgage financing activities. He is also a member of our investment committee and as such is involved in analyzing and reviewing operating results of each property in our portfolio and in analyzing, reviewing and approving each of our acquisition, disposition and financing transactions.
Long-Term Equity and Equity Incentive Awards
We believe that our long-term equity compensation program, using restricted share awards and RSUs with five-year cliff vesting provides motivation for our executives and employees and is a beneficial retention tool. We are mindful of the potential dilution and compensation cost associated with awarding restricted shares. Our policy remains to limit dilution and compensation costs. In January 2020 and January 2019, we issued 158,299 and 156,399 restricted stock awards, respectively, representing approximately 0.99% and 1.03% of our outstanding shares, respectively. In the past five years, excluding the one-time grant in June 2016 of 450,000 shares of common stock subject to RSUs, we have awarded an average of 149,609 shares of restricted stock each year, representing an average of 1.01% per annum of our outstanding shares of common stock.
Fees for Services
The aggregate fee paid to seven individuals for Services in 2020 were $1,397,900. See “Certain Relationships and Related Transactions.”
Stock Ownership Policy
In view of the fact that our executive officers and directors beneficially own in the aggregate approximately 6.7 million, or 38%, of our outstanding shares of common stock, we do not have, nor do we believe there is a need to adopt, a policy regarding ownership of our shares of common stock by executive officers and directors since their ownership interest aligns their interest with the interests of our stockholders.
Perquisites
The perquisites we provide to our executive officers, which are in addition to the benefits we provide to all our employees, generally account for a small percentage of the compensation paid by us to or allocated to us for our executive officers. We believe that such perquisites are appropriate.

Post-Employment Benefits Program
The following table sets forth the value (based on the closing price of our stock on December 31, 2020 of $15.20 per share) of equity awards held by our named executive officers that would vest upon a DDR Event or a change in control as of December 31, 2020:
	Upon Death or Disability		Upon a Change of Control
Name	Restricted Stock ($)	RSUs ($)(2)	Restricted Stock ($)	RSUs ($)(2)
Jeffrey A. Gould	1,037,537	267,420	1,037,537	281,200
George Zweier	544,160	144,552	544,160	152,000
Mitchell Gould	831,060	159,007	831,060	167,200
David W. Kalish(1)	540,877	241,125	540,877	254,600
Steven Rosenzweig	259,297	180,690	259,297	190,000
(1)
Because Mr. Kalish is over 65 and has satisfied the period of service requirement, only his RSUs (assuming satisfaction of the performance and market condition as of the end of the measurement period) and restricted stock would vest upon his retirement as of December 31, 2020; the market value of his restricted stock and RSUs are reflected in the applicable column.

(2)
Assumes that the target performance criteria is achieved and that there is no TSR Adjustment. See “—Components of Executive Compensation—Long-Term Equity and Long-Term Equity Incentive Awards” and “—Outstanding Equity Awards at Fiscal Year End” and note 10 of our consolidated financial statements included in the Annual Report.

Summary Compensation Table
The following table discloses the compensation paid and accrued for services rendered in all capacities to us for our named executive officers for the years ended December 31, 2020 and 2019, the three months ended December 31, 2018 (the “Transition Period”), and the twelve months ended September 30, 2018:
Name and Principal Position	Year(1)	Salary ($)(2)(3)	Bonus ($)(2)(4)	Stock Awards ($)(5)	All Other Compensation ($)(6)(7)	Total ($)
Jeffrey A. Gould	2020	867,169	135,000	250,027(8)	119,134(9)	1,371,330
President and CEO	2019	838,941	150,000	178,381	101,550	1,268,872
	2018(T)	200,888	—	—	34,904	235,792
	2018	806,844	120,000	156,584	125,122	1,208,550
George Zweier	2020	322,329	45,000	130,950	48,688(10)	546,967
Vice President and CFO	2019	308,704	36,400	90,593	47,969	483,666
	2018(T)	75,050	—	—	11,906	86,956
	2018	292,275	36,400	82,880	45,481	457,036
Mitchell Gould	2020	438,096	51,255	174,600	110,593	774,514
Executive Vice President	2019	419,953	60,300	134,028	114,121(11)	728,402
	2018(T)	102,008	—	—	39,407	141,415
	2018	397,975	60,300	124,320	76,083	658,678
David W. Kalish	2020	255,766	—	129,571	258,752(12)	664,089
Senior Vice President, Finance	2019	227,582	—	86,870	240,810	555,262
	2018(T)	54,352	—	—	55,328	109,680
	2018	207,057	—	84,810	231,742	523,609
Steven Rosenzweig	2020	311,010	—	62,681	308,109(13)	681,800
Senior Vice President - Legal	2019	268,394	—	41,040	280,519	589,953
	2018(T)	81,526	—	—	61,429	142,955
	2018	254,304	—	35,520	250,674	540,498
(1)	2018(T) refers to the Transition Period.
(2)
The salary and bonus for each of Jeffrey A. Gould, George Zweier and Mitchell Gould is paid directly by us. Messrs. Kalish and Rosenzweig do not receive salary or bonus directly from us but receive an annual salary and bonus from Gould Investors and related companies; a portion of their respective salaries and bonuses are allocated to us pursuant to the shared services agreement. See “ —Compensation Setting Process—Part-time Executive Officers.” The amount of salary and bonus that is allocated to us is set forth under the “Salary” column in the Summary Compensation Table. See “Certain Relationships and Related Transactions” for a discussion of additional compensation paid to Messrs. J. Gould, Kalish and Rosenzweig by entities owned by Fredric H. Gould, a management director and the former Chairman of our Board.

(3)	The annual base salaries in 2021 for each of Jeffrey A. Gould, George Zweier and Mitchell Gould are $860,524, $319,775, and $434,641, respectively.
(4)
The table sets forth the year in which the bonus was earned, not the year it was paid. The bonus for 2020, 2019 and 2018 reflects our performance and the performance of our named executive officers for such years and was paid in January 2021, 2020 and 2019, respectively. There was no bonus paid for, or specifically allocated to, the Transition Period.

(5)
Reflects the grant date fair value of restricted stock awards, in each case calculated in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. Generally, the aggregate grant date fair value is the amount that we expect to expense in our financial statements over the award’s vesting schedule. These amounts reflect our accounting expense and do not correspond to the actual value that will be realized by the named executives. Grant date fair values assumptions are consistent with those disclosed in note 10 to the consolidated financial statements included in our Annual Report.

(6)
We maintain a tax qualified defined contribution plan for all of our full-time officers and full and part-time employees, and entities which are parties with us to a shared services agreement (including Gould Investors) maintain substantially similar defined contribution plans for their officers and employees. We make an annual contribution to the plan for each officer and employee whose base salary is paid directly by us (and entities which are parties to the shared services agreement make annual contributions to their respective plans for their respective employees, which amounts are allocated to the parties to the shared service agreement in accordance with its terms) equal to 15% of such person’s annual earnings, not to exceed $42,750, for any person in 2020. The estimated amount payable as of December 31, 2020 to Jeffrey A. Gould, George Zweier and Mitchell Gould pursuant to this plan upon termination of their employment is $3,460,000, $1,396,000, and $1,637,000, respectively. The method of payment upon termination of employment is determined solely by the participant who may elect a lump sum payment, the purchase of an annuity or a rollover into an individual retirement account.

(7)	Excludes dividends on unvested restricted stock.
(8)	He beneficially owns approximately 3.5 million shares or approximately 19.8% of our outstanding common stock.
(9)
Includes our contribution of $42,750 paid for his benefit to our defined contribution plan and perquisites totalling $76,384, of which $11,228 represents an automobile allowance, $4,236 represents a premium paid for additional disability insurance, $6,399 represents a premium paid for long-term care insurance and $54,521 represents an education benefit.

(10)	Includes our contribution of $42,750, paid for his benefit to our defined contribution plan and a $5,938, automobile allowance.
(11)	Includes our contribution of $42,750 paid for his benefit to our defined contribution plan, an education benefit of $58,885, and an $8,958 automobile allowance.
(12)
Includes $231,524 we paid him for the Services, our contribution of $15,101 paid for his benefit to the Gould Investors defined contribution plan, and perquisites of $12,127, of which $6,735, and $5,392, represent our share of the amounts incurred by Gould Investors for insurance benefits and an automobile allowance, respectively. The amounts reflected as contributions to the defined contribution plan and as perquisites are allocated to us pursuant to the shared services agreement.

(13)
Includes $268,700 we paid him for the Services, our contribution of $28,903 paid for his benefit to the Gould Investors defined contribution plan, and perquisites of $10,506, of which $1,484, and $9,022, represents our share of the amounts incurred by Gould Investors for insurance benefits and an automobile allowance, respectively. The amounts reflected as contributions to the defined contribution plan and as perquisites are allocated to us pursuant to the shared services agreement.

Grants of Plan-Based Awards
The following table discloses the grant to our named executive officers of restricted stock awards which are scheduled to vest in 2025:
Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
Jeffrey A. Gould	1/14/20	14,320	250,027
George Zweier	1/14/20	7,500	130,950
Mitchell Gould	1/14/20	10,000	174,600
David W. Kalish	1/14/20	7,421	129,571
Steven Rosenzweig	1/14/20	3,590	62,681

Outstanding Equity Awards at Fiscal Year-End
The following table discloses the number and value (based on the closing price per common share of common stock of $15.20 on December 31, 2020) of the outstanding equity awards at December 31, 2020 for our named executive officers:
	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Shares, Units or Other Rights That Have Not Vested ($)(6)
Jeffrey A. Gould	68,259(1)	1,037,537	41,625	632,700
George Zweier	35,800(2)	544,160	22,500	342,000
Mitchell Gould	54,675(3)	831,060	24,750	376,200
David W. Kalish	35,584(4)	540,877	37,687	572,850
Steven Rosenzweig	17,059(5)	259,297	28,125	427,500
(1)	In January 2021, 2022, March 2023 and January 2024 and 2025, restricted stock awards with respect to 13,230, 13,110, 13,225, 14,374 and 14,320 shares, respectively, are scheduled to vest.
(2)	In January 2021, 2022, March 2023 and January 2024 and 2025, restricted stock awards with respect to 6,500, 7,500, 7,000, 7,300 and 7,500 shares, respectively, are scheduled to vest.
(3)	In January 2021, 2022, March 2023 and January 2024 and 2025, restricted stock awards with respect to 12,000, 11,375, 10,500, 10,800 and 10,000 shares, respectively, are scheduled to vest.
(4)	In January 2021, 2022, March 2023 and January 2024 and 2025, restricted stock awards with respect to 7,000, 7,000, 7,163, 7,000 and 7,421 shares, respectively, are scheduled to vest.
(5)	In January 2021, 2022, March 2023 and January 2024 and 2025, restricted stock awards with respect to 4,000, 3,162, 3,000, 3,307 and 3,590 shares, respectively, are scheduled to vest.
(6)
Reflects the maximum number of shares subject to RSUs (including the additional shares potentially issuable as a result of the peer group adjustment (as described below)) scheduled to vest in 2021 upon satisfaction of market and/or performance based conditions. Approximately (i) 44% of the award vests upon achieving a 12% compounded annual growth rate in total stockholder return from 2016 through March 31, 2021, (ii) 44% of the award vests upon achieving a 10% compounded annual growth rate over such period in adjusted funds from operations (as defined in the applicable award agreement), and (iii) 12% of the award (the “peer group adjustment”) vests if compounded annual growth in our total stockholder return over such period is in the top 25% of our peer group. As of March 31, 2021, 250,000, or 55.6%, of the RSUs vested. Accordingly, 23,125, 12,500, 13,750, 20,937and 15,625 shares of common stock were issued to, and $71,688, $38,750, $42,625, $64,905 and $48,438 of RSU Dividend Equivalents were paid to, Messrs. J. Gould, Zweier, M. Gould, Kalish and Rosenzweig, respectively. See “— Components of Executive Compensation — Long-Term Equity and Long-Term Equity Incentive Awards” for information regarding the balance of the RSUs.

Option Exercises and Stock Vested
The following table discloses information with respect to the shares of restricted stock held by our named executive officers that vested in 2020:
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey A. Gould	14,625	258,131
George Zweier	6,500	114,725
Mitchell Gould	12,000	211,800
David W. Kalish	8,000	141,200
Steven Rosenzweig	3,500	61,775

Pay Ratio
We provide below a reasonable estimate of the relationship of the annual total compensation of Jeffrey A. Gould, our Chief Executive Officer and President, to the median annual total compensation of our employees (other than the CEO). For 2020:
•	the annual total compensation of our CEO, as reported in the Summary Compensation Table, was $1,371,330;
•	the median annual total compensation of all our employees (other than our CEO) was $395,040; and
•	our CEO’s annual total compensation was 3.5 times that of the median of the annual total compensation of all our employees (other than our CEO).
In calculating this estimate, we included as our employees as of the December 31, 2020 measurement date, only those individuals to whom we are required by the Internal Revenue Code of 1986, as amended, to issue a Form W-2. We identified our median employee by calculating our employees’ total annual compensation in the same manner that the CEO’s total annual compensation is calculated for the Summary Compensation Table.
Companies adopt a variety of methodologies and apply various assumptions in presenting this ratio. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio we report.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Introduction
Fredric H. Gould, a director and former Chairman of our Board, is Vice Chairman of the Board of Directors of One Liberty Properties, Inc., a real estate investment trust listed on the New York Stock Exchange that is engaged in the ownership of a diversified portfolio of income-producing real properties that are net leased to tenants, generally under long-term leases. He is also a director and the sole stockholder of the managing general partner of Gould Investors. Gould Investors, a limited partnership that owns and operates a diversified portfolio of real estate and invests in other companies active in the real estate and finance industries, beneficially owns approximately 17.2% of our outstanding shares of common stock. Fredric H. Gould is the father of Matthew J. Gould and Jeffrey A. Gould.
Israel Rosenzweig, Chairman of our Board, is a Senior Vice President of One Liberty Properties and a Senior Vice President of the managing general partner of Gould Investors. He is the father of Steven Rosenzweig, Senior Vice President – Legal of BRT and an executive officer of the managing general partner of Gould Investors, and Alon Rosenzweig, our employee. Jeffrey A. Gould, a director and our President and Chief Executive Officer, is a Senior Vice President and a director of One Liberty Properties, a Senior Vice President and director of the managing general partner of Gould Investors and, a member of a limited liability company which is the other general partner of Gould Investors. Matthew J. Gould, a director and our Senior Vice President, is the Chairman of the Board of Directors of One Liberty Properties, Chairman of the Board of the managing general partner of Gould Investors and serves as director of a trust that is a member of a limited liability company which is the other general partner of Gould Investors. He is also an executive officer of Majestic Property. David W. Kalish, Isaac Kalish and Mark H. Lundy, each of whom is an executive officer of our company, are executive officers of One Liberty Properties and of the managing general partner of Gould Investors. Messrs. D. Kalish and Lundy are also officers of Majestic Property. David W. Kalish is the father of Isaac Kalish.
Related Party Transactions
Our 2019 and 2020 Equity Awards
For 2019 and 2020, respectively, each of the following individuals was granted shares of restricted stock with the indicated grant date fair value: Fredric H. Gould—$142,169 and $200,022; Matthew J. Gould— $178,381 and $250,027; Mark H. Lundy—$167,101 and $228,429; Israel Rosenzweig—$39, 526 and $53,340; Isaac Kalish – $110,561 and $155,394; Ryan Baltimore, $93,075 and $139,680 and Alon Rosenzweig—$105,485 and $152,775. The grant date fair value of these awards was calculated in the manner described in note 5 of the Summary Compensation Table. These amounts reflect our accounting expense for these awards and do not correspond to the actual value, if, any that may be realized by these individuals.
Services
For performing Services in 2019 and 2020, the following executive officers or directors received, and it is anticipated will receive for performing Services in 2021, respectively, the compensation indicated: Fredric H. Gould, $210,000, $210,000 and $210,000; Matthew J. Gould, $243,100, $243,100 and $243,100; Isaac Kalish, $260,500, $273,525 and $273,525; Israel Rosenzweig, $60,800, $60,800 and $60,800; Mark H. Lundy, $110,250, $110,250 and $110,250. See “Executive Compensation—General” and, for information regarding named executive officers compensated for performing Services, see “Executive Compensation—Summary Compensation Table.”
Shared Services Agreement
We and certain related entities, including Gould Investors, One Liberty Properties, and Majestic Property Management, occupy common office space and share certain services and personnel in common. The allocation of these general and administrative expenses among these entities is computed in accordance with a shared services agreement based on the estimated time devoted by executive, administrative and clerical personnel to the affairs of each participating entity to such agreement. In 2019 and 2020, the amount of general and administrative expenses allocated to us represents approximately 21.7% and 21.7%, respectively, of the total expenses allocated to all entities which are parties to the shared services agreement. Specifically, in 2019 and

2020, we paid $572,000 and $761,000, respectively, for common general and administrative expenses, including telecommunication services, computer services, bookkeeping, secretarial and other clerical services and legal and accounting services. Other than the executive officers identified in the Summary Compensation Table, Isaac Kalish was the only executive officer engaged by us on a part-time basis in 2019 and 2020 whose salary, bonus and benefits allocated to us exceeded $120,000. The amounts allocated to us for the services he performed in 2019 and 2020 were $134,220 and $152,080, respectively.
As a cost saving measure, we obtain certain insurance (primarily property insurance) with Gould Investors and its affiliates and in 2019 and 2020, we reimbursed Gould Investors $40,000 and $39,000 respectively, for our share of insurance premiums.
Majestic Property
Majestic Property, which is wholly-owned by Fredric H. Gould, provides real property management services, real estate brokerage, and construction supervision services for us and affiliated entities, as well as companies that are non-affiliated entities. In 2019 and 2020, we paid Majestic Property fees of $33,000 and $33,000, respectively, representing, in the aggregate, less than 1.0% of the revenues of Majestic Property for each such period. Each of Fredric H. Gould, Jeffrey A. Gould, Matthew J. Gould, David W. Kalish, Mark H. Lundy, Israel Rosenzweig, Steven Rosenzweig, and Isaac Kalish received compensation from Majestic Property for such periods, which compensation is not included in the Summary Compensation Table. The fees paid by us to Majestic Property and the expenses reimbursed to Gould Investors under the shared services agreement were reviewed by our audit committee. These individuals also receive compensation from other entities wholly-owned by Fredric H. Gould and parties to the shared services agreement, none of which provided services to us or received compensation from us in 2019 or 2020.
Miscellaneous
Alon Rosenzweig received compensation of $377,517 and $435,790 in 2019 and 2020, respectively (including $196,805 and $209,449 in base salary for 2019 and 2020, respectively, bonuses of $26,000 and $24,700 for 2019 and 2020, respectively, which were paid in 2020 and 2021, respectively, and $105,485 and $152,775 for 2019 and 2020, respectively, of restricted stock awards) and participated in the welfare and other benefit plans made available to executives.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 2)
General
The audit committee and the board of directors is seeking ratification of the appointment of Ernst &Young LLP (“E&Y”), as our independent registered public accounting firm for 2021. A representative of E&Y is expected to be present at our annual meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.
We are not required to have our stockholders ratify the selection of E&Y as our independent registered public accounting firm. We are doing so because we believe it is good corporate practice. If the stockholders do not ratify the selection, the audit committee will reconsider whether to retain E&Y, but may, in its discretion, decide to retain such firm. Even if the selection is ratified, the audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in our interest.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021.
Audit and Other Fees
The following table presents, except as otherwise indicated, fees (including expenses) for E&Y’s services in 2020:
2020(2)
Audit fees(1)	$488,500
Audit-related fees	—
Tax fees	16,480
All other fees	—
Total fees	$504,980
(1)
Includes fees for the audit of our annual consolidated financial statements, the review of the consolidated financial statements included in our quarterly reports on Form 10-Q and for services rendered in connection with a registration statement filed with the SEC.

(2)	The fees of our prior auditor, BDO USA, LLP (“BDO”), for 2019 and the portion of 2020 in which it served as our independent auditor, are omitted. See “ – Change in Auditors.”
Approval Policy for Audit and Non-Audit Services
The audit committee annually reviews and approves the retention of our independent registered public accounting firm for each fiscal year and the audit of our financial statements for such fiscal year, including the fee associated with the audit. In addition, the audit committee approves the provision of tax related and other non-audit services. Any fees for the audit and any fees for non-audit services in excess of those approved by the audit committee must receive the prior approval of the audit committee.
Proposals for any non-audit services to be performed by our independent registered public accounting firm must be approved in advance by the audit committee.
For 2020, the audit committee pre-approved all of the audit, tax and non-audit services rendered by our independent registered public accounting firm.
Change in Auditors
On June 18, 2020, we dismissed BDO as our independent registered public accounting firm and retained E&Y as our new independent registered public accounting firm. These decisions were approved by our audit committee.
BDO’s reports on our consolidated financial statements for the fiscal years ended December 31, 2019 and September 30, 2018 (the “Applicable Fiscal Years”), did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles, except that BDO, in its report dated May 15, 2020 included in our Annual Report on Form 10-K for the year ended December 31, 2019 (the “2019 Annual Report”), issued an adverse opinion (the “Adverse Opinion”) on the effectiveness of our internal controls over financial reporting due to our failure to design and maintain effective internal controls over the accounting for real estate ventures in accordance with Accounting Standards Codification Topic 810 (“Consolidation”) (the “Consolidation Standard”).
During the Applicable Fiscal Years and the subsequent interim period through June 18, 2020, there were no (i) disagreements (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of BDO, would have caused BDO to make a reference thereto in its reports on our consolidated financial statements for such periods nor (ii) reportable events (as such term is defined in Item 304(a)(1)(v) of Regulation S-K), other than the Adverse Opinion and the disagreement with BDO described below.
With respect to the disagreement with BDO, we had, for several years (other than the year ended December 31, 2019), presented most of our non-wholly owned multi-family real estate ventures (the “Ventures”) in our financial statements on a consolidated basis, as opposed to the equity method of accounting, and BDO had issued unqualified audit opinions on such financial statements. Prior to the filing of our 2019 Annual Report, we and BDO discussed whether the Ventures satisfied the Consolidation Requirements or should be presented as equity method investments. We determined that three of the Ventures should not be presented on a consolidated basis and sought guidance from the Office of the Chief Accountant of the SEC with respect to whether the remaining Ventures satisfied the Consolidation Standard. Based on the guidance we received from the SEC, and with BDO’s concurrence, on May 15, 2020, we filed reports (including the 2019 Annual Report) with the SEC, which restated certain prior period financial statements to present the accounts and operations of all of the Ventures on an unconsolidated basis as equity method investments.
Our audit committee discussed with BDO the financial statement presentation to be afforded to our Ventures and we have authorized BDO to respond fully to the inquiries of E&Y concerning the subject matter of this disagreement.
We provided BDO with a copy of the disclosure we are making in this proxy statement. BDO previously furnished to us a letter addressed to the SEC stating whether it agrees with the statements made in the Form 8-K filed by us on June 24, 2020 (the “Current Report”). A copy of BDO’s letter is attached as Exhibit 16.1 to the Current Report.
During the Applicable Fiscal Years and the subsequent interim periods through June 23, 2020, neither we nor anyone on our behalf consulted E&Y on (i) the application of accounting principles to a specified transaction, either completed or proposed, or on the type of audit opinion that might be rendered on our consolidated financial statements, or (ii) any matter that was either the subject of a disagreement or a reportable event.

REPORT OF THE AUDIT COMMITTEE
The information contained in this Report of the Audit Committee shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).
The role of the audit committee is to, among other things, select and engage our independent registered public accounting firm and to oversee and monitor our financial reporting process, the independence and performance of the independent registered public accounting firm and the functioning of our internal controls. It is management’s responsibility to prepare financial statements in accordance with generally accepted accounting principles and for the independent registered public accounting firm to perform an independent audit of the financial statements and to express an opinion on the conformity of those financial statements with generally accepted accounting principles.
In performing its duties, the audit committee:
•	reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2020 (the “Audited Financial Statements”) with management and E&Y;
•	discussed with E&Y the matters required to be discussed by the Public Company Accounting Oversight Board (the “PCAOB”);
•	received from E&Y the written disclosures and the letter from E&Y regarding E&Y’s independence required by the applicable requirements of the PCAOB, and discussed with such firm its independence; and
•
based on the reviews and discussions referred to above, the audit committee recommended that the Audited Financial Statements be included in its Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

Louis C. Grassi (Chairman)
Gary Hurand
Elie Weiss
SECTION 16(a) DELINQUENT REPORTS
During 2020, Jonathan Simon filed one late report with respect to one transaction.
ADDITIONAL INFORMATION AND NOTICE OF INTERNET AVAILABILITY OF
PROXY MATERIALS
As of the date of this proxy statement, we do not know of any business that will be presented for consideration at the meeting other than the items referred to in the Notice of the Meeting. Subject to applicable law, if any other matter is properly brought before the meeting for action by stockholders, the holders of the proxies will vote and act with respect to the business in accordance with their best judgment and discretionary authority to do so is conferred by the enclosed proxy. Our Conduct Code, corporate governance guidelines and the charters for our audit, compensation and nominating committees are available under the “Corporate Governance” tab at www.brtapartments.com.
This proxy statement (including the notice of meeting), the proxy card and our Annual Report are available at www.brtapartments.com/annualmeetingmaterials.pdf.
By order of the Board of Directors

S. Asher Gaffney,
Secretary

ANNUAL MEETING OF STOCKHOLDERS OF

BRT APARTMENTS CORP.

June 9, 2021

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM New York City time the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card and 2020 Annual Report to Stockholders are available at www.brtapartments.com/annualmeetingmaterials.pdf

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone, in person or the Internet.

00000333300000000000 2 060921

The Board of Directors recommends a vote "FOR" all nominees listed below and "FOR" proposal 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of three Directors, as described more fully in the accompanying proxy statement.

NOMINEES:	FOR	AGAINST	ABSTAIN
Alan H. Ginsburg	☐	☐	☐
Jeffrey A. Gould	☐	☐	☐
Jonathan H. Simon	☐	☐	☐
2. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021.	☐	☐	☐

3. The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed above. If no direction is made, this Proxy will be voted FOR all nominees, FOR proposal 2, and in the discretion of the proxy holders on any other business properly brought before the meeting or at any adjournment or postponement thereof. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign, date and return this card.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy and insert the date. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.